EXHIBIT(s)

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Kenneth D. Fuller, Richard F. Sennett, Robert I. Frenkel and George P. Hoyt with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Director and/or officer of ClearBridge American Energy MLP Fund Inc., (i) the registration statement on Form N-2 (including amendments thereto and any filings made pursuant to Rule 462(b) of the Securities Act of 1933, as amended), to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable or (ii) any statement of beneficial ownership on Form 3, 4 or 5 to be filed with the United States Securities and Exchange Commission.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 15th day of May, 2013

/s/ Kenneth D. Fuller
Kenneth D. Fuller	Director
/s/ Richard F. Sennett
Richard F. Sennett	Principal Financial Officer
/s/ Carol L. Colman
Carol L. Colman	Director
/s/ Daniel P. Conin
Daniel P. Cronin	Director
/s/ Paolo M. Cucchi
Paolo M. Cucchi	Director
/s/ Leslie H. Gelb
Leslie H. Gelb	Director
/s/ William R. Hutchinson
William R. Hutchinson	Director
/s/ Eileen A. Kamerick
Eileen A. Kamerick	Director
/s/ Dr. Riordan Roett
Dr. Riordan Roett	Director
/s/ Jeswald W. Salacuse
Jeswald W. Salacuse	Director